National Research Council Canada Industrial Research Assistance Program	Conseil national de recherches Canada Programme d'aide à la recherche industrielle	NRC-CNRC

Amendment No. 6

19 December 2003

Mr. Joel Strickland, President and CEO

Navitrak International Corporation

1660 Hollis St., Suite 904

Halifax, Nova Scotia

B3J lV7

Dear Mr. Strickland:

Subject:	NRC Contribution Agreement No. 376225 PA

The above-referenced Contribution Agreement is hereby amended as follows:

a)	Under Article 5.0 of the Basis of Payment and Repayment, delete section 5.1 in its entirety and replace with the following:

Beginning on the 1st day of January 2004 (the start date of the revised repayment period) hereinafter referred to as “the date”, the Firm shall repay the NRC i.a.w. the schedule delineated below:

•	Within 15 days of the date, the Firm will repay the NRC five thousand dollar ($5,000).
•	Within 90 days of the date, the Firm will repay the NRC an additional ten thousand dollars ($10,000).
•	Within 180 days of the date, the Firm will repay the NRC an additional seven thousand dollars ($7,000).
•	Within 270 days of the date, the Firm will repay the NRC an additional six thousand nine hundred and ninety-three dollars ($6,993).
•	Beginning on the 1st day of January 2005 and at the beginning of every quarter thereafter up to and including 1st day of January 2014, the Firm shall repay to NRC:

One and one-quarter [1.25%] percent of the Firm's gross revenues for the three months preceding the repayment date. Gross revenues are defined as all revenues, receipts, monies and other considerations of whatever nature earned or received by the Firm, whether in cash, or by way of benefit, advantage, or concession, without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

If at any time during the life of this Agreement, the total amount repaid to NRC pursuant to this article should equal or exceeds the NRC Contribution to the Firm then the Firm shall cease to have any further obligation to make repayments to NRC pursuant to this article.

Canada

All other terms and conditions remain unchanged.

The amended version of the Contribution Agreement is in effect starting 19 December 2003.

Please have a duly authorized officer of your Firm sign both copies of this amendment and return one copy to:

National Research Council - IRAP

1411 Oxford Street

Halifax, Nova Scotia

B3H 3Zl

This amendment shall become null and void if not signed and returned to NRC within thirty days of the date of this letter.

National Research Council Canada

/s/ Andy Woyewoda	December 19, 2003
Andy Woyewoda	Date
Acting Regional Director, Maritimes

Navitrak International Corporation

/s/ Joel Strickland	December 19, 2003
Joel Strickland	Date
President/CEO